Exhibit 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000
GOODY’S FAMILY CLOTHING ANNOUNCES
THIRD QUARTER AND OCTOBER 2005 SALES
Knoxville, Tennessee (November 3, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today reported total sales for fiscal periods ended October 29, 2005, compared with fiscal periods ended October 30, 2004, as follows (dollars in millions):

	Total Sales		Percent Change
				Comparable
Fiscal Period:	2005	2004	Total Sales	Store Sales

October	$103.0	$96.4	6.8%	2.5%
Third Quarter	$295.2	$284.8	3.7%	-0.9%
Nine Months	$879.6	$882.3	-0.3%	-5.3%

While the Company has not yet completed the preparation of its consolidated financial statements for the third quarter of fiscal 2005, as previously announced, it expects to report a net loss for the quarter that is significantly greater than the net loss of $0.02 per share reported for the third quarter of fiscal 2004. The expected loss is due in part to the decline in comparable store sales, which represented a significant shortfall from its plan, and because the Company was more promotional than called for in its plan during the quarter in an effort to stimulate sales and reduce seasonal inventories. Additionally, the Company incurred substantial expenses during the quarter in connection with the sale of the Company, which will increase the amount of the net loss.
Today, the Company will open one new store in Bowling Green, Ohio, and will hold the grand opening for a remodeled store in Camden, South Carolina. On November 17, 2005, the Company plans to open six new stores. The November openings will increase the total number of new stores opened during the current year to 31, concluding the Company’s fiscal 2005 expansion program. During November, the Company will also re-open four stores closed due to the recent hurricanes. One storm-damaged store remains closed, but it is scheduled to re-open in 2006.
The Company plans to release financial results for the third quarter of fiscal 2005 on Wednesday, November 16, 2005. Because of its announcement on October 27, 2005, that it has signed a definitive agreement with affiliates of GMM Capital LLC and Prentice Capital Management, LP to acquire Goody’s, the Company will discontinue its regular quarter-end conference calls and, as previously disclosed, the payment of its quarterly dividend.
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GDYS Announces Third Quarter and October 2005 Sales

November 3, 2005
This press release contains certain forward-looking statements that are based upon current expectations, business plans and estimates and involve material risks and uncertainties including, but not limited to:
(i)	variances in estimates for reserve accounts and selling, general and administrative expenses;

(ii)	weather conditions; and,

(iii)	the general economic conditions within the Company’s markets.
Readers are cautioned that any such forward-looking statement is not a guarantee of future results and involves risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, http://www.goodysonline.com, then choose “SEC Filings.”
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, currently operating 372 stores (371 stores at October 29, 2005, compared with 352 stores at October 30, 2004) in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
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